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                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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                                                            Three months ended
                                                                August 31,
                                                             1994        1993
                                                             ----        ----
                                                       In thousands except per share
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AVERAGE SHARES OUTSTANDING
 Primary:
  Average shares outstanding                               12,490        11,017
  Stock options and other equivalents -
   treasury stock method using
     average market prices                                    173           68
                                                          -------      -------
                                     TOTAL                 12,663       11,085
                                                          =======      =======

 Fully diluted:
  Average common shares outstanding                        12,490       11,017
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                                   173           68
                                                          -------      -------
                                     TOTAL                 12,663       11,085
                                                          =======      =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary:
  Net income                                              $10,766      $ 1,426
  Adjustments:
    Dividend on preferred stock                                (7)          (7)
    Contingent price amortization                              58           58
                                                           ------       ------
                                     TOTAL                $10,817      $ 1,477
                                                           ======       ======

 Fully diluted:
  Net income                                              $10,766      $ 1,426
  Adjustments:
    Dividend on preferred stock                                (7)          (7)
    Contingent price amortization                              58           58
                                                           ------       ------
                                     TOTAL                $10,817      $ 1,477
                                                           ======       ======

PER SHARE
 Primary:
  Net income per common share
    and common equivalent share                           $   .85      $   .13
                                                           ======       ======

 Fully diluted:
  Net income per common share and
    dilutive common equivalent share                      $   .85      $   .13
                                                           ======       ======
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